UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 15, 2016

Mercantile Bank Corporation

(Exact name of registrant as specified in its charter)

Michigan	000-26719	38-3360865
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification Number)

310 Leonard Street NW, Grand Rapids, Michigan	49504
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	616-406-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

On December 15, 2016 the Board of Directors (the “Board”) of Mercantile Bank Corporation (the “Company”) increased its size from six to eight members and appointed Robert B. Kaminski, Jr. and Michelle L. Eldridge to fill the vacancies.

Mr. Kaminski, age 54, is currently the Executive Vice President, Chief Operating Officer and Secretary of Mercantile, and President, Chief Executive Officer, Secretary and a Director of Mercantile Bank of Michigan. As previously announced, Mr. Kaminski will be appointed President and Chief Executive Officer of Mercantile effective January 1, 2017.

Ms. Eldridge, age 51, is a chartered financial analyst and the co-founder of Clear Ridge Wealth Management in Kalamazoo, Michigan. Ms. Eldridge currently serves on the Board of Directors of Mercantile Bank of Michigan. Ms. Eldridge was also appointed to the Board's Audit Committee, Compensation Committee and Governance and Nominating Committee. In connection with Ms. Eldridge's appointment to the Board and these committees, the Board has determined that Ms. Eldridge satisfies the definition of “independent director” and the heightened independence standards for service on the Board's Audit and Compensation Committee under the Nasdaq listing standards. Ms. Eldridge will participate in the Company's standard outside director compensation program.

Mr. Kaminski and Ms. Eldridge will stand for re-election at the 2017 annual meeting of shareholders.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bank Corporation By: /s/ Charles E. Christmas Charles E. Christmas Executive Vice President, Chief Financial Officer and Treasurer

Date: December 15, 2016